Exhibit 1

Oi S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.30029520-8 Publicly-Held Company	Telemar Participações S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.107.946/0001-87 Board of Trade (NIRE) No. 3.33.0016601-7 Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) and Telemar Participações S.A. (“TmarPart” and, together with Oi, the “Companies”), given certain news published in the media regarding the business combination and the merging of the shareholder bases of Oi, Portugal Telecom SGPS S.A. and TmarPart (the “Transaction”), reiterate to their shareholders and the market in general that they are fully committed to migrating the shares of TmarPart, which will only have common shares of capital stock, to the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros – BM&FBOVESPA).

As previously disclosed by the Companies, the effective migration of TmarPart shares to the Novo Mercado segment is expected to occur upon the completion of the merger of shares of Oi and TmarPart (the “Merger of Shares”).

The Merger of Shares presupposes the prior authorization of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) for the exchange and call option transactions involving shares issued by Oi (which were approved by the Boards of Directors of the Companies on September 8, 2014) and the registration with the Securities and Exchange Commission (the “SEC”) of the TmarPart shares to be issued as part of the Merger of Shares. The Companies have already taken internal and external measures to implement these next steps.

As a result, the Companies reiterate that they are working to have the Merger of Shares approved within the first quarter of 2015, as previously disclosed in the Material Fact dated September 8, 2014.

Rio de Janeiro, October 13, 2014.

Oi S.A. Bayard De Paoli Gontijo Chief Financial Officer and Investor Relations Officer	Telemar Participações S.A. Fernando Magalhães Portella Investor Relations Officer

Exhibit 1

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between TmarPart and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of TmarPart or Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to TmarPart or Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management TmarPart or Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to TmarPart or Oi or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions TmarPart, Oi and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures TmarPart or Oi make on related subjects in reports and communications TmarPart or Oi file with the SEC.